Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Aggressive Growth Fund Inc.:

We consent to the use of our report dated October 15, 1997, for the Smith Barney Aggressive Growth Fund Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick
LLP


New York, New York
December 19, 1997